EXHIBIT 99.2

                                                           FOR IMMEDIATE RELEASE

         September 18, 2000
         Thomas S. Irwin (954) 987-4000 ext. 7560
         Victor H.  Mendelson (305) 374-1745 ext. 7590

            HEICO CORPORATION COMPLETES SALE OF TRILECTRON SUBSIDIARY

Miami, FL, and Palmetto, FL --HEICO Corporation (NYSE: HEI and HEI.A) today announced that it has completed the previously announced sale of its Palmetto, FL-based Trilectron Industries, Inc. subsidiary to Hobart Brothers Company, a subsidiary of Illinois Tool Works Inc.

In connection with the transaction, HEICO has renamed its Electronics & Ground Support Group to be the Electronic Technologies Group. In addition, the Electronic Technologies Group reported that it is moving forward with its previously announced plans to relocate its Radiant Power Corp. subsidiary out of Trilectron's principal facility in Palmetto, Florida.

HEICO Corporation is engaged in certain niche segments of the aerospace, aviation and defense industries through its Hollywood, FL-based HEICO Aerospace Holdings Corp. subsidiary and its Miami, FL-based HEICO Aviation Products Corp. subsidiary. HEICO's customers include a majority of the world's airlines and airmotives as well as numerous defense contractors and military agencies worldwide, including the United States Air Force and Navy. HEICO has developed and successfully employs programs which emphasize principles to enhance its manufacturing operations and has followed highly focused marketing and product development programs to greatly expand product offerings and marketing reach following acquisitions. For more information concerning HEICO, please see our World Wide Web site at: http://www.heico.com/